Source ETF TRUST

Secretary’s Certificate

I, Richard Hogan, Secretary of Source ETF Trust (the “Trust”), hereby certify on behalf of the Trust as follows:

1.
Submitted herewith is a copy of the most recent Fidelity Bond (the “Bond”) procured by the Trust, in the amount of $1,500,000 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.
Attached hereto as Exhibit A is a copy of the resolutions approving the form and amount of the Bond, unanimously adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, at their meeting held on November 11, 2014.

3.	The premium with respect to the Bond has been paid for the period from December 8, 2014 to December 8, 2015.

4.	The Board of Trustees of the Trust satisfies the applicable fund governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

/s/ Richard Hogan
Richard Hogan
Secretary of the Trust

Dated: January 22, 2015

Exhibit A

Source ETF TRUST

Preambles and Resolutions Adopted by the Board of Trustees

At its November 11, 2014 meeting

WHEREAS:
Rule 17g-1 promulgated under the Investment Company Act of 1940, as amended, (the “1940 Act”), requires that each registered management investment company shall provide and maintain a bond, which shall be issued by a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, against larceny and embezzlement, covering each officer and employee of the Fund, who may singly, or jointly with others, have access to securities or funds of the Fund, either directly or through authority to draw upon such funds or to direct generally the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank; and

WHEREAS:
Rule 17g-1 under the 1940 Act requires that the bond shall be in such reasonable form and amount as a majority of the board of trustees of the registered management investment company who are not “interested persons” of such investment company as defined by Section 2(a)(19) of the 1940 Act shall approve as often as their fiduciary duties require, but not less than once every twelve months, with due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the registered management investment company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the company's portfolio; provided, however, that the amount of the bond shall be at least equal to an amount computed in accordance with the provisions of the rule.

NOW, THEREFORE, BE IT

RESOLVED:
that the joint fidelity bond in the amount of $1.5 million for a term ending December 8, 2015 (the “Joint Fidelity Bond” or “Bond”), be, and the same hereby is, ratified and approved after consideration of all factors deemed relevant by the Source ETF Trust (the “Trust”) Board of Trustees, including a majority of the Trustees who are not interested persons of the Funds (“Board”), including but not limited to: (i) the amount of the Bond, (ii) the expected value of the assets of the Trust, (iii) the established amount of the premium for the Bond, (iv) the type and terms of the arrangements made for the custody and safekeeping of the Trust’s assets, (v) compliance with the Investment Company Act of 1940, as amended (the “1940 Act”) and (vi) the nature of the securities in the Trust’s investment portfolios;

RESOLVED:
that the participation in the Joint Fidelity Bond by the Trust is deemed to be in the best interests of the Trust and it hereby is, ratified and approved, and that the actions of the proper officers, with advice of legal counsel, in executing the Joint Fidelity Bond on behalf of the Trust be, and they hereby are, ratified and approved;

RESOLVED:
that the portion of the premium for the Joint Fidelity Bond to be paid by the Trust, in substantially the form presented at this meeting, after consideration of all factors deemed relevant by the Board, including, but not limited to: (i) the number of the other parties named as insureds; (ii) the nature of the business activities of such other parties; (iii) the amount of the Bond; (iv) the amount of the premium for such Bond; (v) the ratable allocation of the premium among all parties named as insureds; and (vi) the extent to which the share of the premium allocated to the Trust is less than the premium such Trust would have had to pay if it had provided and maintained a single insured bond, be, and it hereby is, ratified and approved;

RESOLVED:
that the premium is fair and reasonable provided that the allocation of the premium be in accordance with a formula under which the Trust pays no more than its pro-rata share of the premium based on relative asset size and, in any event, the Trust would pay no more than the premium of an individual policy and no more than the share of the joint premiums based on relative premiums which would apply to individual policies obtained by the Trust participating in the Joint Fidelity Bond;

RESOLVED:
that the proper officers of the Trust be, and each of them hereby is, authorized to increase the amount of the Bond coverage from time to time to enable the Trust to remain in compliance with the 1940 Act and rules promulgated thereunder;

RESOLVED:
that the actions of the proper officers in executing and delivering the Agreement Among Jointly Insured Parties, providing in substance that, in the event recovery is received under the bond as a result of a loss sustained by the Trust and one or more other named insureds, the Trust shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 of the 1940 Act, be and they hereby are ratified and approved;

RESOLVED:	that the officers of the Trusts are hereby directed to:

(1) File with the Securities and Exchange Commission (the “SEC”) (i) a copy of the bond, (ii) a copy of each resolution of the Board of Trustees including a majority of the Trustees who are not “interested persons,” approving the amount, type, form and coverage of such bond and the portion of the premium to be paid by the Trusts, (iii) a statement showing the amount the Trusts would have provided or maintained had it not been named as an insured under a joint insured bond, (iv) a statement as to the period for which the premiums for such bond have been paid, and (v) a copy of the agreement between the Trust and all other named insured entered into pursuant to Rule 17g-l(f) under the Investment Company Act of 1940, and (vi) a copy of any amendment to such agreement within 10 days after the execution of such amendment;

(2) File with the SEC, in writing, within five days after the making of a claim under the bond by the Trust, a statement of the nature and amount thereof;

(3) File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Trust;

(4) Notify by registered mail each member of the Board of Trustees at his or her last known residence of (i) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification, (ii) the filing and the settlement of any claims under the bond by the Trust at any time the filings required under (2) and (3) above are made with the SEC, and (iii) the filing and proposed terms of settlement of any claim under the bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company; and

RESOLVED:
that the proper officers of the Trust be, and each of them hereby is, authorized to execute such documents, to make any and all payments, and to take such further actions, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.